Exhibit 99.1

HERSHEY ANNOUNCES RECORD FOURTH QUARTER
AND FULL-YEAR RESULTS FROM OPERATIONS;
CONFIRMS EXPECTATIONS FOR 2006

HERSHEY, Pa., January 25, 2006 — The Hershey Company (NYSE:HSY) today announced record sales and earnings from operations for the fourth quarter ended December 31, 2005. Consolidated net sales were $1,352,873,000 compared with $1,267,963,000 for the fourth quarter of 2004, an increase of 6.7 percent. Net income for the fourth quarter of 2005 was $172,847,000, or $.70 per share-diluted, compared with $167,116,000, or $.67 per share-diluted, for the comparable period of 2004.

These results, prepared in accordance with generally accepted accounting principles (“GAAP”), include total pre-tax charges of $17.6 million, or $.04 per share-diluted, associated with the previously announced business realignment initiatives to advance the Company’s value-enhancing strategy. Net income from operations, which excludes the business realignment charges for the fourth quarter of 2005, was $181,060,000, or $.74 per share-diluted, compared with $167,116,000, or $.67 per share-diluted for 2004, an increase of 10.4 percent.

The results also reflect the expensing of employee stock options and other share-based compensation in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised 2004)  Share-Based Payment (“SFAS No. 123R”). Excluding the impact of SFAS No. 123R from both periods, net income from operations for the fourth quarter of 2005, was $185,676,000, or $.76 per share-diluted, compared with $170,286,000, or $.68 per share-diluted in 2004, an increase in earnings per share-diluted of 11.8 percent.

The Company adopted SFAS No. 123R under the modified retrospective method. Under this method, results for periods prior to 2005 have been adjusted to reflect expensing of share-based compensation in accordance with SFAS No. 123R and the full-year results for 2005 are reported as though stock options and other share-based compensation had been expensed beginning January 1, 2005. The additional expense recorded in the fourth quarter of 2005 totaled $7.0 million after tax, or $.03 per share-diluted, of which $2.4 million or $.01 per share-diluted is included in the business realignment charge. The additional expense recorded in the fourth quarter of 2004 was $3.2 million after tax, or $.01 per share-diluted.

Full-Year Results
For the full year 2005, consolidated net sales were $4,835,974,000 compared with $4,429,248,000, an increase of 9.2 percent. Net income for 2005 was $493,244,000, or $1.99 per share-diluted, compared with $577,901,000, or $2.25 per share-diluted, for 2004.

Net income for 2005 includes total pre-tax charges of $119.0 million, or $.29 per share-diluted, related to the business realignment initiatives mentioned above. Net income for 2004 includes the benefit of a $61.1 million, or $.24 per share-diluted, non-cash reduction of income tax expense resulting from the second quarter adjustment to tax contingency reserves following the completion of prior years’ tax audits. Net income from operations, which excludes these items, for the full-year 2005 was $567,265,000, or $2.28 per share-diluted, compared with $516,820,000, or $2.01 per share-diluted, an increase of 13.4 percent.

Both years also reflect the impact of the adoption of SFAS No. 123R. The additional expense for the full year recorded as a result of SFAS No. 123R totaled $21.7 million after tax, or $.09 per share-diluted in 2005, of which $2.4 million or $.01 per share-diluted is included in the business realignment charge. The additional expense recorded in 2004 was $13.0 million after tax, or $.05 per share-diluted. Excluding this impact, net income from operations in 2005 was $586,541,000, or $2.36 per share-diluted, compared with $529,798,000, or $2.06 per share-diluted in 2004, an increase of 14.6 percent.

Fourth-Quarter Performance
“Fourth-quarter results were solid with balanced performance in sales, operating margin, and profitability,” said Richard H. Lenny, Chairman, President and Chief Executive Officer. “Sales growth for the quarter of 6.7 percent was driven by organic sales growth of nearly four percent from new products and strong seasonal shipments. Business acquisitions accounted for the additional growth. Hershey’s marketplace performance strengthened during the quarter as our takeaway within the U.S. confectionery category increased by seven percent, resulting in a 1.4 point gain in market share.

“EBIT margin from operations expanded as productivity programs more than offset higher costs. Sales growth and margin improvement, excluding the share-based compensation expense, delivered diluted earnings per share from operations of $.76, an increase of 11.8 percent versus 2004.”

Full-Year Performance
In commenting on the full year, Lenny said, “2005 was a very strong year for Hershey. We delivered record sales growth, expanded our category leadership, and achieved record profitability and returns from operations. Sales growth for the year of nine percent included organic sales growth of six percent, with the remainder from business acquisitions. The organic sales growth was well-balanced between benefit-driven innovation, price realization, and solid seasonal performance.

“Our ability to deliver a superior value proposition to both consumers and customers is evident in Hershey’s marketplace performance. In both the U.S. confectionery market and the broader U.S. snack market, Hershey was the fastest growing company in terms of  market share gains.

“The combination of strong sales growth and improved operating margin resulted in diluted earnings per share from operations of $2.36, an increase of 14.6 percent versus 2004, excluding the impact of SFAS No. 123R. This marks the fifth consecutive year of double-digit increases in earnings per share-diluted from operations.

“As we enter 2006, Hershey’s value-enhancing strategy remains relevant and sustainable. Product news across the portfolio including limited editions, new platforms, and benefit upgrades to existing brands will be the key driver of our sales growth. At retail, we intend to further leverage Hershey’s leadership position in all major classes of trade and in the very important single-serve packaging format.

“While input costs will be broadly higher in 2006, the combination of net price realization and productivity initiatives across the business system is expected to yield an improvement in operating margins. Therefore, for 2006, we expect net sales to increase at a rate somewhat above our 3-4 percent long-term goal, and expect diluted earnings per share from operations, which excludes business realignment charges, to increase at a rate slightly above our 9-11 percent long-term goal,” Lenny concluded.

Based on current estimates, the cost to implement the business realignment program will result in total pre-tax charges of approximately $140 million to $150 million, or $.35 to $.38 per share-diluted on an after-tax basis. Total pre-tax charges of $119.0 million, or $.29 per share-diluted, were recorded in the second half of 2005, with the remainder to be substantially recorded in the first half of 2006.

Note: In this sales and earnings release, Hershey has provided income measures excluding certain items described above, in addition to net income determined in accordance with GAAP. These non-GAAP financial measures, as shown in the attached pro forma income statements, are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations.

The release also references income measures excluding the impact of SFAS No. 123R. These measures provide information to investors which is consistent with the manner in which the Company evaluated its performance during 2005. The Company believes that providing these non-GAAP measures in the period of the adoption of this new accounting standard provides additional information to investors to facilitate the comparison of past and present operations.

Live Web Cast
As previously announced, the Company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be web cast live via Hershey’s corporate Website www.hersheys.com. Please go to the Investor Relations Section of the Website for further details.

Safe Harbor Statement
This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: the Company’s ability to implement and generate expected ongoing annual savings from the program to advance its value-enhancing strategy; changes in the Company’s business environment, including actions of competitors and changes in consumer preferences; customer and consumer response to selling price increases; changes in governmental laws and regulations, including taxes; market demand for new and existing products; changes in raw material and other costs; pension cost factors such as actuarial assumptions, market performance, and employee retirement decisions; changes in the value of the Company’s Common Stock; the Company’s ability to implement improvements to and reduce costs associated with its supply chain; and such other matters as discussed in the Company’s Annual Report on Form 10-K for 2004.

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Media Contact:      Stephanie L. Moritz  (717) 534-7641
Financial Contact:  James A. Edris          (717) 534-7556

The Hershey Company
Summary of Consolidated Statements of Income
for the periods ended December 31, 2005 and December 31, 2004
(in thousands except per share amounts)

	Fourth Quarter		Twelve Months

	2005	2004	2005	2004

Net Sales	$1,352,873	$1,267,963	$4,835,974	$4,429,248

Costs and Expenses:
Cost of Sales	824,865	764,740	2,965,540	2,680,437
Selling, Marketing and Administrative	225,002	221,706	912,986	867,104
Business Realignment Charge	11,694	---	96,537	---

Total Costs and Expenses	1,061,561	986,446	3,975,063	3,547,541

Income Before Interest and Income Taxes (EBIT)	291,312	281,517	860,911	881,707
Interest Expense, net	24,255	17,939	87,985	66,533

Income Before Income Taxes	267,057	263,578	772,926	815,174
Provision for Income Taxes	94,210	96,462	279,682	237,273

Net Income	$172,847	$167,116	$493,244	$577,901

Net Income Per Share - Basic - Common	$0.73	$0.69	$2.07	$2.33
- Basic - Class B	$0.66	$0.63	$1.87	$2.12
- Diluted	$0.70	$0.67	$1.99	$2.25

Shares Outstanding - Basic - Common	180,991	186,032	183,747	193,037
- Basic - Class B	60,818	60,842	60,821	60,844
- Diluted	245,417	250,582	248,292	256,934

Key Margins:
Gross Margin	39.0%	39.7%	38.7%	39.5%
EBIT Margin	21.5%	22.2%	17.8%	19.9%
Net Margin	12.8%	13.2%	10.2%	13.0%

Note: The results reported for 2005 and 2004 reflect the adoption of SFAS No. 123R.

The Hershey Company
Pro Forma Summary of Consolidated Statements of Income
for the periods ended December 31, 2005 and December 31, 2004
(in thousands except per share amounts)

	Fourth Quarter		Twelve Months

	2005	2004	2005	2004

Net Sales	$1,352,873	$1,267,963	$4,835,974	$4,429,248

Costs and Expenses:
Cost of Sales	818,927 (a)	764,740	2,943,081 (a)	2,680,437
Selling, Marketing and Administrative	225,002	221,706	912,986	867,104
Business Realignment Charge	--- (b)	---	--- (b)	---

Total Costs and Expenses	1,043,929	986,446	3,856,067	3,547,541

Income Before Interest and Income Taxes (EBIT)	308,944	281,517	979,907	881,707
Interest Expense, net	24,255	17,939	87,985	66,533

Income Before Income Taxes	284,689	263,578	891,922	815,174
Provision for Income Taxes	103,629	96,462	324,657	298,354 (c)

Net Income	$181,060	$167,116	$567,265	$516,820

Net Income Per Share - Basic - Common	$0.76	$0.69	$2.38	$2.08
- Basic - Class B	$0.69	$0.63	$2.15	$1.89
- Diluted	$0.74	$0.67	$2.28	$2.01

Shares Outstanding - Basic - Common	180,991	186,032	183,747	193,037
- Basic - Class B	60,818	60,842	60,821	60,844
- Diluted	245,417	250,582	248,292	256,934

Key Margins:
Adjusted Gross Margin	39.5%	39.7%	39.1%	39.5%
Adjusted EBIT Margin	22.8%	22.2%	20.3%	19.9%
Adjusted Net Margin	13.4%	13.2%	11.7%	11.7%

Note: The results reported for 2005 and 2004 reflect the adoption of SFAS No. 123R.
(a) Excludes business realignment charge of $5.9 million pre-tax or $(.6) million after-tax for the fourth quarter and $22.5 million pre-tax or $13.4 million after-tax for the twelve months.
(b) Excludes business realignment charge of $11.7 million pre-tax or $8.8 million after-tax for the fourth quarter and $96.5 million pre-tax or $60.6 million after-tax for the twelve months.
(c) Excludes adjustment to income tax contingency reserves of ($61.1) million for the twelve months.

The Hershey Company
Consolidated Balance Sheets
as of December 31, 2005 and December 31, 2004
(in thousands of dollars)

Assets	2005	2004

Cash and Cash Equivalents	$ 67,183	$ 54,837
Accounts Receivable - Trade (Net)	559,289	408,930
Deferred Income Taxes	78,196	61,756
Inventories	610,284	557,180
Prepaid Expenses and Other	93,988	114,991

Total Current Assets	1,408,940	1,197,694

Net Plant and Property	1,659,138	1,682,698
Goodwill	487,338	463,947
Other Intangibles	142,626	125,233
Other Assets	597,194	343,212

Total Assets	$ 4,295,236	$ 3,812,784

Liabilities and Stockholders' Equity

Loans Payable	$ 819,115	$ 622,320
Accounts Payable	167,812	148,686
Accrued Liabilities	507,843	469,185
Taxes Payable	23,453	42,280

Total Current Liabilities	1,518,223	1,282,471

Long-Term Debt	942,755	690,602
Other Long-Term Liabilities	412,929	383,379
Deferred Income Taxes	400,253	319,230

Total Liabilities	3,274,160	2,675,682

Total Stockholders' Equity	1,021,076	1,137,102

Total Liabilities and Stockholders' Equity	$ 4,295,236	$ 3,812,784

Note: The Consolidated Balance Sheets as of December 31, 2005 and 2004 reflect the adoption of SFAS No. 123R.